AMENDED AND RESTATED

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

BETWEEN

ADVISERS INVESTMENT TRUST

AND

THE NORTHERN TRUST COMPANY

December 14, 2016

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(i)

NTAC:2SE-18

AMENDED AND RESTATED

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of December 14, 2016 by and between Advisers Investment Trust (the “Trust”) on behalf of the series managed by Independent Franchise Partners, LLP and listed on Schedule D (the “Fund”), an Ohio business trust, and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Trust is an Ohio business trust and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust retained Northern to provide certain fund accounting and administration services with respect to the Fund, and Northern has agreed to furnish such services pursuant to that certain Fund Administration and Accounting Services Agreement, dated as of July 21, 2011 between the Trust on behalf of the Fund and Northern (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing Agreement”); and

WHEREAS, the Trust and Northern wish to amend and restate the Existing Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Trust hereby appoints Northern to provide services, as described hereinafter, for the Fund, for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

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2. REPRESENTATIONS AND WARRANTIES.

(a)	Northern represents and warrants to the Trust that:

(i) Northern is a corporation, duly organized and existing under the laws of the State of Illinois;

(ii) Northern has full capacity and authority to enter into and perform its obligations pursuant to this Agreement and that this Agreement constitutes legal, valid and binding obligations on Northern enforceable in accordance with its terms; and

(iii) Northern shall notify the Trust if and when any of the above representations and warranties may no longer be made.

(b)	The Trust represents and warrants to Northern that:

(i) the Trust is a business trust, duly organized and existing and in good standing under the laws of Ohio;

(ii) the Trust is a series investment company properly registered under the 1940 Act;

(iii) the Trust has full capacity and authority to enter into and perform its obligations pursuant to this Agreement and that this Agreement constitutes legal, valid and binding obligations on the Fund enforceable in accordance with its terms;

(iv) The Trust has not relied on or been induced to enter into this Agreement by any representations other than those expressly set out in Clause 2(a) above and Northern shall not be liable for any representation not set out in this Agreement; and

(v) The Trust shall notify Northern if and when any of the above representations and warranties may no longer be made.

3. DELIVERY OF DOCUMENTS. The Fund will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may request or require to properly discharge its duties. Such documents may include but are not limited to the following:

(a) Actions of or on behalf of the Fund authorizing the appointment of Northern to provide certain services to the Fund and approving this Agreement;

(b) the Fund’s governing documents, e.g., By-Laws, Trust Instrument, Operating Agreement, etc.;

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(c) The Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Fund’s Prospectus and Statement of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

(d) Opinions of counsel, if any, and auditors’ reports; and

(e) Such other agreements, certificates and documents as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements as may be necessary for Northern to perform its duties and obligations under this Agreement.

4. SERVICES PROVIDED.

(a) Northern will provide the following services subject to the control, direction and supervision of the Fund or its designee and in compliance with the procedures which may be established from time to time between the Trust and Northern; and all reasonable resolutions and policies implemented by the Fund:

(i) Fund Administration, and

(ii) Fund Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b) Northern will also keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable. Northern agrees that all such records prepared or maintained by Northern relating to the services provided hereunder are the property of the Fund and will be preserved and maintained at the Fund’s expense, provided such costs are reasonable, and will be made available upon request of the Fund.

5. FEES AND EXPENSES.

(a) As compensation for the services rendered to the Fund pursuant to this Agreement, the Fund shall cause to be paid to Northern monthly fees determined as set forth in Schedule A to this Agreement with respect to the services provided hereunder. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any

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termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b) For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Trustees/Directors.

(c) The Fund may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.

(d) Northern will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse Northern for reasonable expenses incurred for any services, equipment or supplies ordered by or for the Fund through Northern and for any other expenses that Northern may incur on the Fund’s behalf at the Fund’s request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of officers and members; processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of partnership existence; expenses of typesetting and printing of offering documents for regulatory purposes and for distribution to current and prospective members of the Fund; expenses of printing and production costs of members’ reports; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with member meetings; trade association dues and expenses; reprocessing costs to Northern caused by third party errors; and any extraordinary expenses and

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other customary Fund expenses. In addition, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Fund or of any series. The Fund will reimburse Northern for the Fund’s share of the cost of such services based upon the actual usage by the Fund of the services for the benefit of the Fund.

(e) All fees, out-of-pocket expenses, or additional charges of Northern shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

(f) In the event that the Fund is more than ninety (90) days’ delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by Northern. The Fund must notify Northern in writing of any contested amounts promptly within receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6. DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a) Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the due care and diligence of a professional fund administrator and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement.

(b) Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misfeasance, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement. Northern shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.

(c) Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Fund shall indemnify and hold Northern harmless from and against, any and all

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losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern, any of its agents, or the Fund’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement;

(ii) the reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

(iii) the Fund’s refusal or failure to comply with the terms of this Agreement or the Fund’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv) the breach of any representation or warranty of the Fund hereunder;

(v) the taping or other form of recording of telephone conversations or other forms of electronic communications with shareholders, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(vi) the reliance on or the carrying out by Northern or its officers of agents of any instructions reasonably believed to be given by a duly authorized person, or requests of or the Fund or recognition by Northern of any certificates which representing member interests (if any) are reasonably believed to bear the signatures of the officers of the Fund and the countersignature of any transfer agent or registrar of the Fund;

(vii) any delays, inaccuracies, errors in or omissions from information or data provided to Northern by data, corporate action pricing services or securities brokers and dealers;

(viii) the offer or sale of securities by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

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(ix) any failure of the Fund’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading;

(x) the failure of the Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations; unless the Fund had reasonable reliance on information provided by Northern; and

(xi) all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom Northern or the Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, provided that each of such third parties was chosen by the Fund.

(d) In performing its services hereunder, Northern shall be entitled to rely and shall have no liability for acting upon any Authorized Instructions, notices or other communications, including electronic transmissions, from the Fund and its custodian, officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Fund for any loss or expense caused by such reasonable reliance.

(e) Northern shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorneys’ fees and expenses, payments, expenses and liabilities directly arising out of or attributable to Northern’s refusal or failure to comply with the material terms of this Agreement; Northern’s breach of any material representation made by it herein; or Northern’s lack of good faith, or acts involving negligence, willful misfeasance or reckless disregard of the duties specifically set forth in this Agreement.

(f) The indemnifications contained hereunder shall survive the termination of this Agreement.

(g) Northern may, at the expense of the Fund, in connection with matters arising under this Agreement as a result of an instruction, request or information provided by the Fund, obtain the advice and opinion for the professional advisors to the Fund or its own professional advisors and Northern shall be entitled to rely on the advice or opinion of such professional advisors and, subject to Section 6(b) above, Northern shall not be liable for any loss suffered by the Fund as a result of any act taken by Northern in reliance upon such advice.

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(h) Northern is not, and nor shall be, responsible for the management of the investments or any other assets of the Fund, including (but not limited to) the management, verification and/or monitoring of adherence to the investment policies, objectives, guidelines and restrictions applicable thereto from time to time. Consequently, Northern is not, nor shall be, liable to the Fund or any other person for any loss or damage suffered by any such person as a result of any breach of investment policies, objectives, guidelines and/or restrictions applicable in respect of the Fund. Without prejudice to the foregoing, any procedures implemented by Northern to monitor compliance by the Fund with its investment policies, objectives, guidelines and/or restrictions shall not be relied upon by the Fund or any other person.

(i) In calculating the Net Asset Value of the Fund, Northern shall not be liable for any loss suffered by the Fund by reason of any error resulting from any inaccuracy in the information provided by any pricing service. Where practicable, Northern shall use commercially reasonable efforts to confirm with third parties pricing information supplied by the Fund or any connected person thereof (including a connected person which is a broker, market maker or other intermediary) or its delegates. However, in certain circumstances it may not be possible or practicable for Northern to verify such information and in such circumstances Northern shall not be deemed to be negligent, fraudulent or in willful default of its obligations hereunder and shall not be liable for any loss suffered by the fund or any other person by reason of any error in the calculation of the Net Asset Value resulting from any inaccuracy in the information provided by the Fund or its delegates. In circumstances where Northern is directed by the Fund to use particular pricing services, brokers, market makers or other intermediaries, Northern shall not be liable for any loss suffered by the Fun or any other person by reason of error in the calculation of Net Asset Value resulting from any inaccuracy in the information provided by such pricing services, brokers, market makers or other intermediaries.

(j) The Trust and Northern agree that the obligations of the Fund under this Agreement shall not be binding upon or any member of the Board of Trustees or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trustor of the appropriate Fund(s) thereof. The execution and delivery of this Agreement have been duly authorized by the Trust and signed by an authorized officer of the Trust, acting as such, but neither such authorization by the Trust or such execution and delivery by such officer shall be deemed to have

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been made by any member of the Board of Trustees or by any officer or shareholder of the Trust individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust or of the appropriate Fund(s) thereof.

7. AUTHORIZED INSTRUCTIONS

(a) Where Northern is required under this Agreement (or otherwise agrees) to act on instructions from the Fund, or any party authorized by the Fund, Northern shall do so upon receipt of Authorized Instructions which may be standing Authorized Instructions. Any Authorized Instructions given to Northern shall bind the Fund.

(b) In acting on any Authorized Instructions, Northern is entitled to assume that (i) the Authorized Person providing such Authorized Instructions has complied with any relevant obligations set out in any governing documents of the Fund, and (b) such Authorized Instruction is in accordance with applicable law. Northern is under no obligation to review the propriety or legality of any Authorized Instructions received by it.

(c) The Fund acknowledges that the Authorized Persons are authorized to give Authorized Instructions to Northern on behalf of the fund for the purposes of this Agreement and Northern is entitled to rely on the authenticity of the signatures and Authorized Instructions given or purported to be given by the Fund’s Authorized Persons and Northern is not liable for any claim, damage, expense, loss or liability arising from such reliance. Such persons will continue to be Authorized Persons until such time as Northern receives Authorized Instructions from the Fund (or its agent) that any such person is no longer an Authorized Person.

(d) Unless otherwise provided in this Agreement, an Authorized Instruction continues in full force and effect until specifically cancelled or superseded by a subsequent Authorized Instruction.

(e) Notwithstanding any other provision of this Agreement, instructions, directions and other communications provided under this Agreement may be given to Northern by letter, telex, SWIFT or other electronic or electro-mechanical means deemed acceptable by Northern, including the use of Northern’s Northern Trust Passport® applications, subject to such additional terms and conditions a Northern may require.

(f) “Authorized Instructions” means instructions, directions or other communications given to Northern pursuant to the terms of this Agreement in respect of any of

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the matters referred to in this Agreement. In instances indicated in advance by the Fund, Northern may also act pursuant to telephonic instructions given by designated persons and such telephonic instructions shall be deemed to be “Authorized Instructions” within the meaning of this definition. Any instructions, directions or other communications given to Northern by telephone shall promptly thereafter be confirmed in writing, but Northern will incur no liability for the Fund’s failure, or the failure of an investment manager, to send such written confirmation or for the failure of any such written confirmation to conform to the telephonic instruction received by Northern.

(g) “Authorized Person” means in respect of any instruction or communication, any person who Northern believes in good faith to be any person held out by or professing to have authority to act on behalf of Fund as being authorized by the Fund to issue instructions to Northern.

8. CONFIDENTIALITY. Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator, Northern agrees to treat confidential all records and other information relative to the Fund’s prior, present or potential members, and to not use such records and information for any purpose other than performance of Northern’s responsibilities and duties hereunder. Northern may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Northern where Northern may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Fund, however Northern agrees to provide the Trust with notice of such request to the extent permitted under applicable law.

9. NOTICES. Any notice required or permitted hereunder shall be given in accordance with Section 7(e), above. Notices may be given to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Fund:

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Advisers Investment Trust

690 Taylor Road, Suite 210

Gahanna, OH 43230

Attention: President

If to Northern:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60603

Attention: Head of GFS North America

Fax: 312-444-5431

10. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

11. FORCE MAJEURE. Neither Party shall not be responsible or liable for any harm, loss or damage suffered by the Fund, its members, or other third parties or for any failure or delay in performance of either Party’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond the relevant Party’s control, including, but not limited to delays, errors or interruptions caused by the Fund or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion, fission or radiation, failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment, or acts of God. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by either Party will not give the other Party the right to terminate this Agreement. Northern agrees to act in accordance with its Business Continuity Plan in effect from time to time, when it is commercially reasonable to do so.

12. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

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13. TERM. This Agreement shall become effective on the date indicated above. Except as set forth in Section 5(f), this Agreement shall continue in effect unless terminated by either party on three months’ prior written notice. Upon termination of this Agreement, the Fund shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event that the Fund serves notice of its intention to terminate the custody agreement in place between it and Northern or any affiliate of Northern, Northern may terminate this Agreement by notice in writing to the Fund, such termination to take effect on the same date as the Fund’s termination of the aforementioned custody agreement.

14. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

15. ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern.

16. HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

17. GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

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18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

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19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof. For the avoidance of doubt, the parties hereto acknowledge and agree that as of the date hereof this Agreement amends and restates in its entirety the terms and provisions of the Existing Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

ADVISERS INVESTMENT TRUST

By:	/s/ Dina Tantra
Print Name: Dina Tantra
Title: President

The undersigned, Dana Gentile, does hereby certify that he/she is the duly elected, qualified and acting Secretary of Advisers Investment Trust (the “Trust”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Trust with full power and authority to execute this Agreement on behalf of the Trust and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Dana Gentile
Secretary

THE NORTHERN TRUST COMPANY

By:	/s/ James E. Hachey
Print Name: James E. Hachey
Title: Vice President

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SCHEDULE A

FEES AND EXPENSES

Fund Administration, and Accounting

A.	For the services rendered under this Agreement, the Fund shall cause to be paid to Northern out of the assets of the Fund the fees defined on the attached Fee Schedule.

B.	For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Directors/Trustees.

C.	Out-of-pocket expenses will be computed and billed by Northern and payable monthly by or on behalf of the Fund.

Assumptions:

•	1 fund

•	$200million in AUM in year one

•	US and International Equities

•	40 holdings

•	15% turnover

Fees:

Fund Administration and Accounting fee is a tiered fee based on total adviser complex level assets.

FUND ADMINISTRATION

Tier 1 First $100 million	–	4.0 basis points
Tier 2 Next $400 million	–	3.3 basis points
Tier 3 Next $500 million	–	2.7 basis points
Tier 4 Over $1 billion	–	2.0 basis points
Tier 5 Over $2 billion	–	1.75 basis points

FUND ACCOUNTING

Tier 1 First $100 million	–	2.0 basis points
Tier 2 Next $400 million	–	1.7 basis points
Tier 3 Next $500 million	–	1.3. basis points
Tier 4 Over $1 billion	–	1.0 basis points
Tier 5 Over $2 billion	–	0.75 basis points

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Out of Pocket Expenses:

Customary out of pocket expenses will apply. The list below is representative but not exhaustive.

Fund administration and Fund accounting:

Out of pocket expenses generally include:

•	Retention of records charges if it is a significant volume.

•	Additional pricing feeds – if per the direction of the Funds Northern Trust was required to obtain a pricing feed not already utilized by Northern Trust.

•	Special performance or financial reporting, if applicable

Minimum Fees:

An annual minimum per fund fee for Northern Trust custody, fund accounting & administration, and transfer agency services is $150,000.

Payment Terms:

Fees will be invoiced at month-end for charges related to the previous month and payment is due within four (4) weeks of the original issuance of fee invoice.

Material Changes and Terms of Proposal:

The pricing outlined above is based on representations made by the Trust. Any changes to these representations that impact the assumptions used in our pricing will result in consideration of revisions to the pricing schedule, as mutually agreed to by Trust.

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Dina Tantra	By:	/s/ James E. Hachey
Name:	Dina Tantra	Name:	James E. Hachey
Title:	President	Title:	Vice President

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SCHEDULE B

FUND ADMINISTRATION SERVICES

Northern shall provide the following services, in each case, subject to the direction of the Trust and in accordance with the policies and procedures established by the Trust:

Description of Administration Services on a Continuous Basis:

•	As requested, consult with the Trust’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor and transfer agent in establishing the financial administrative policies and procedures of the Trust;

•	Provide periodic testing of the Fund(s) requirements under the 1940 Act and limitations contained in the Registration Statements as may be mutually agreed upon, including compliance reporting to the designated Officer(s) of the Trust;

•	Compute tax basis provisions for both excise and income tax purposes;

•	Facilitate and support the preparation of the Trust’ federal and state tax returns (including Form 1120-RIC, Form 8613, and any applicable state returns) and extension requests by the Trust’s independent accountants, review the tax returns prepared by the Trust’s independent accountants for consistency with Northern’s tax provisions and knowledge of the Trust, and provide copies to the Trust’s Treasurer for review, execution and filing;

•	Prepare any supplemental tax information that is required at calendar year-end for mailing to shareholders or designated parties (including the ICI primary and secondary layouts sent to the broker dealer community);

•	Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration;

•	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants and provide applicable fund information, as requested, and office facilities for audits as necessary;

•	Provide applicable fund information, as requested, in connection with audits and examinations by regulatory bodies;

•	Prepare the annual and semi-annual shareholder reports (not including any Shareholder Letters or Management’s Discussion of Fund Performance) for typesetting by a financial printer (and facilitate subsequent changes to the typeset drafts), the quarterly schedules of investments, and SEC Form N-SAR (and file the related Form N-SAR with the SEC);

•	Provide applicable fund information, as requested, for inclusion in the Trust’s registration statements and the SEC Forms N-CSR, N-Q, and 24f-2;

•	Maintain certain books and records of the Trust as required under Rule 31a-1 of the 1940 Act, as may be mutually agreed upon;

•	Prepare for review by the designated Officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses and obtain authorization of accrual changes and expense payments;

•	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management; and

•	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by Northern.

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SCHEDULE C

FUND ACCOUNTING SERVICES

Northern shall provide the following services, in each case, subject to the direction of the Trust and in accordance with the policies and procedures established by the Trust:

Description of Accounting Services on a Continuous Basis:

•	As requested, consult with the Trust’s officers, independent accountants, legal counsel, custodian, financial administrator, distributor and transfer agent in establishing the accounting policies and procedures of the Trust;

•	Maintain the books and records for the Trust’s assets including records of all securities transactions;

•	Calculation of the Fund’s Net Asset Value per share utilizing prices obtained from mutually agreeable sources and transmitting valuation as required by the Trust and the investment adviser;

•	Execute Security Pricing in accordance with Trust’s pricing policy;

•	Reconcile positions, entitlements, accruals and cash with custody records and provide the investment adviser with the beginning cash balance available for investment purposes;

•	Calculate monthly SEC yield, as applicable, and transmit information as required by the investment adviser;

•	Verify and timely record investment buy/sell trade tickets when received from the investment adviser for the Fund;

•	Compute, as appropriate, and in consultation with the Trust’s auditors and tax advisors, the net income and capital gains and losses, dividend payables, dividend factors, yields and weighted average maturity;

•	Determine unrealized appreciation and depreciation on securities held by the Trust;

•	Amortize premiums and accrete discounts on securities purchased at a price other than face value as directed by the Trust;

•	Post Trust transactions to appropriate categories;

•	Accrue expenses as established in the expense budget of the Trust;

•	Determine the outstanding receivables and payables for all security trades, portfolio share transactions and income and expense accounts and distributions in accordance with the Trust policies and procedures;

•	Coordinate with the Trust’s independent auditors and provide accounting reports in connection with the Trust’s regular annual audit and other routine audits and examinations by regulatory agencies; and

•	Maintain historical tax lots for each security.

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SCHEDULE D

FUND LIST

Independent Franchise Partners US Equity Fund

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